Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), dated the 10th day of November, 2021 (the “Effective Date”), is by and between PetVivo Holdings, Inc. a Nevada corporation (“Company”), and John Lai, a resident of Minnesota (“Executive”).

RECITALS

A.       Company wishes to hire and Executive wishes to be employed by the Company in the capacity of Chief Executive Officer and President of the Company; and

B.       In connection with this Agreement, the Company and Executive are hereby terminating the Employment Agreement between the Company and Executive dated October 1, 2019 (“Prior Employment Agreement”).

C.       In consideration of the foregoing promises and the parties’ mutual covenants and undertakings contained in this Agreement, the Company and Executive agree as follows:

Article I.

DEFINITIONS

Capitalized terms used in the Agreement shall have their defined meaning throughout the Agreement. The following terms shall have the meanings set forth below, unless the context clearly requires otherwise.

1.1       “Accrued Obligations” shall have the meaning set forth in Section 4.1(g).

1.2       “Base Salary” shall have the meaning set forth in Section 3.1.

1.3       “Board” means the Board of Directors of the Company.

1.4       “Cause” shall have the meaning set forth in Section 4.1(c) of this Agreement.

1.5       “Company” means all of the following, jointly and severally: (a) PetVivo Holdings, Inc; (b) any subsidiary; and (c) any successor.

1.6       “Confidential Information” means information that is proprietary to the Company or proprietary to others and entrusted to the Company, whether or not a trade secret. Confidential Information includes, but is not limited to, information relating to business and operating plans and to business as conducted during Executive’s employment with the Company or anticipated to be conducted, as evidenced by Company documents in existence as of the Termination Date, and to past or current or anticipated information as evidenced by Company documents in existence (as of the Termination Date), products or services. Confidential Information also includes, without limitation, information concerning research, development, purchasing, accounting, marketing, distribution and selling. All information that Executive has a reasonable basis to consider confidential is Confidential Information, whether or not originated by Executive and without regard to the manner in which Executive obtains access to this and any other proprietary information.

1.7       “Disability” means the Executive’s inability by reason of physical or mental illness to fulfill his obligations hereunder for thirty (30) consecutive days or a total of ninety (90) days (whether or not consecutive) in any 180-day period, which, in the reasonable opinion of an independent physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative, renders the Executive unable to perform the essential functions of his job, even after reasonable accommodations are made by the Company, and which inability by reason of such physical or mental illness to fulfill his obligations has not been cured, as determined by such physician prior to the Termination Date.

1.8       “Executive” means John Lai.

1.9       “Incentive Plan” means the PetVivo Holdings, Inc. 2020 Equity Incentive Plan and any other equity compensation plans approved and adopted by the Board of Directors and shareholders after the date of this Agreement.

1.10       “Inventions” means all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks (and all associated goodwill), mask works or trade secrets, whether or not such are patentable, copyrightable or protectable under any statutory or regulatory scheme, and whether or not in writing or reduced to practice, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during Executive’s employment by the Company.

1.11       “Stock Award” means, individually or collectively, an option, stock appreciation right, restricted stock award, restricted stock unit, deferred stock unit, performance award, or other stock-based award, in each case granted to the Executive pursuant to the Incentive Plan.

1.12       “Termination Date” shall mean the date specified in the Termination Notice.

1.13       “Termination Notice” shall have the meaning set forth in Section 4.1(f).

Article II.

EMPLOYMENT, DUTIES, AND TERM

2.1       Employment. Upon the terms and conditions set forth in this Agreement, the Company hereby employs Executive, and Executive accepts such employment, as the Chief Executive Officer and President of the Company. Except as expressly provided herein, termination of this Agreement by either party or by mutual agreement of the parties shall also terminate Executive’s employment by the Company.

2.2       Duties. During the Term (as defined in Section 2.5 of this Agreement), the Executive shall serve as the Chief Executive Officer and President of the Company under the direction of the Board of Directors of the Company (the “Board”). During the Term the Executive shall devote all of Executive’s business time, skill, and energies to promote the interests of the Company and to serve such positions with the Company as may be reasonably assigned by the Board which are consistent with the title of Chief Executive Officer and President of the Company. Executive shall undertake to perform all of Executive’s duties and responsibilities for the Company and any current and/or future affiliates of the Company in good faith and on a full-time basis and shall at all times act in good faith in the course of Executive’s employment under this Agreement and in the best interests of the Company and its affiliates.

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2.3       Certain Proprietary Information. If Executive possesses any proprietary information of another person or entity as a result of prior employment or relationship, Executive shall honor any legal obligation that Executive has with that person or entity with respect to such proprietary information.

2.4       No Conflict. The Executive represents and warrants that Executive is not a party to or subject to any agreement, covenant, understanding, or under any obligation, contractual or otherwise, to any firm, person or corporation, which would prevent his employment by the Company or adversely affect his ability to serve as an executive of the Company, as herein contemplated.

2.5       Term. Subject to the provisions of Article IV, the term of employment of Executive under this Agreement shall commence on the date set forth above and continue until September 30, 2024 (the “Term”).

Article III.

COMPENSATION, BENEFITS AND EXPENSES

3.1       Base Salary. The Company will pay to Executive an annual base salary (“Base Salary”) of $275,000 per year, less deductions and withholdings, which Base Salary will be paid in accordance with the Company’s normal payroll policies and procedures. During each year after the first year of Executive’s employment hereunder, the Compensation Committee of the Board (the “Committee”) may review and increase Executive’s Base Salary in its sole discretion.

3.2       Award Grants. During the Term, the Executive shall be eligible to receive one or more equity-based incentive awards at the discretion of the Committee. The terms of such awards, if any, shall be determined in the sole discretion of the Committee, including the types of awards, the number of securities covered by each award, the vesting conditions applicable to each award, and the manner in which awards are to be paid or settled. Nothing herein shall obligate the Company to make an equity award to the Executive at any time.

3.3       Performance Bonus Compensation. Executive may be eligible for a cash performance/incentive bonus that is approved and granted by the Committee pursuant to the achievement of milestones established by the Committee; such a performance/incentive bonus (“Bonus”) shall be equal to fifty percent (50%) of the Base Salary of the Executive or such other percentage as determined by the Committee. Any Bonus shall be paid within seventy-four (74) days of the Company’s fiscal year end. The Committee will consider such performance-based bonuses, including the milestones for such bonuses, for the Executive on a regular basis, which shall occur at least once each calendar year.

3.4       Benefits and Paid Time Off. Executive shall be eligible to participate in any and all executive or employee benefits, including but not limited to any pension, equity incentive, health, welfare and fringe benefits Company maintains for its employees of similar tenure and grade, subject to and on a basis consistent with the terms of each such Plan or program and consistent with executives of similar tenure or grade. The Executive shall be entitled to paid time off in accordance with the Company’s employment policies addressing paid time off.

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3.5       Business Expenses. The Company will reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by the Executive in the performance of the duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

Article IV.
TERMINATION

4.1       Employment Term. The Executive’s employment under this Agreement may be terminated prior to the end of the Term upon the earlier to occur of any of the following events (at which time the Term shall be terminated):

(a)       Death. The Executive’s employment hereunder shall terminate upon his death.

(b)       Disability. The Company shall be entitled to terminate the Executive’s employment hereunder for Disability.

(c)       Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall include, without limitation, the following: (i) conviction (or a plea of nolo contendere) by the Executive to a felony; (ii) acts of fraud, dishonesty or misappropriation committed by the Executive and intended to result in substantial personal enrichment at the expense of the Company; (iii) willful, intentional or reckless misconduct by the Executive in the performance of the Executive’s material duties required by this Agreement which materially damage or are reasonably likely to materially damage the financial position or reputation of the Company; or (iv) a material breach of this Agreement by the Executive which is not cured within thirty (30) days following receipt by the Executive of a Termination Notice from the Company.

(d)       Without Cause. The Company may terminate the Executive’s employment hereunder during the Term without Cause, for any reason, provided that the Company delivers to the Executive the Termination Notice at least thirty (30) days in advance of the Termination Date.

(e)       Voluntarily. The Executive may voluntarily terminate his employment hereunder, provided that the Executive delivers to the Company the Termination Notice at least thirty (30) days in advance of the Termination Date.

(f)       Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Term shall be communicated by written notice of termination to the other party hereto in accordance with Section 8.4 (the “Termination Notice”). The Termination Notice shall specify: (i) the termination provisions of this Agreement relied upon, (ii) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated, and (iii) the applicable date of termination (“Termination Date”).

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(g)       Accrued Obligations Upon Termination. Upon termination of Executive’s employment with the Company for any reason, the Company shall be obligated to pay to Executive, all Base Salary earned by Executive through his last day of employment, and any earned and payable (but as of yet unpaid) Annual Bonus for the previous year, any accrued but unused vacation/paid time off and any unreimbursed business expenses to the extent incurred before the termination and for which he would have been entitled to reimbursement but for the termination of employment (to the extent that they have been properly submitted or are due, or if not previously submitted or reviewed by the Company, the Company shall promptly review them if promptly submitted by the Executive thereafter), which are referred to herein as the “Accrued Obligations”.

4.2       Compensation Upon Termination.

(a)       Disability or Death. If the Executive’s employment is terminated as a result of his Disability or death, the Company shall pay, as soon as practicable, but not later than sixty (60) days of such termination, to the Executive or to the Executive’s estate, as applicable, the Accrued Obligations.

(b)       Termination for Cause. If the Executive’s employment is terminated by the Board for Cause, then the Company shall pay to the Executive, no later than the next pay date, the Accrued Obligations and the Executive shall have no further entitlement to any other compensation or benefits from the Company.

(c)       Termination by the Company without Cause. If the Executive’s employment is terminated by the Company other than as a result of the Executive’s death or Disability and other than for Cause, then the Company shall pay to the Executive, no later than the next pay date, the Accrued Obligations. In addition, the Company shall make a lump sum severance payment to the Executive in an amount equal to one (1) month of his Base Salary, within ten (10) days following receipt of the Release required under Section 4.2(f).

(d)       Voluntary Termination by the Executive. If the Executive voluntarily terminates his employment, then the Company shall pay to the Executive, no later than the next pay date, the Accrued Obligations.

(e)       Stock Awards. If the Executive’s employment is terminated for any reason, the vesting, exercisability and termination of the Stock Awards shall be determined by the terms in the award agreement for each Stock Award and/or the terms of the Incentive Plan.

(f)       Release. The Company shall have no obligation to make any severance payment under Section 4.2(c) unless the Executive executes and delivers (without revoking) to the Company within sixty (60) days following the Executive’s Termination Date a general release in form and substance satisfactory to the Company of any and all claims he may have against the Company and its affiliates (the “Release”).

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(g)       Exclusive Obligations. This Section 4.2 sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, and the Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in this Section 4. The provisions of this Section 4.2 shall survive any termination of this Agreement.

4.3       Return of Property. Upon termination of Executive’s employment for any reason, be it voluntary or involuntary, Executive shall promptly deliver to the Company (a) all records, manuals, books, documents, client lists, letters, reports, data, tables, calculations, prototypes and any and all copies of any of the foregoing which are the property of the Company or which relate in any way to the business or practices of the Company, and (b) all other property of the Company and Confidential Information which in any of these cases are in his possession or under his control. Executive shall not retain any copies or summaries of any kind of documents and materials covered by this Section 4.3.

Article V.
CONFIDENTIAL INFORMATION

5.1       Prohibitions Against Use. Executive will not, during or subsequent to the termination of Executive’s employment under this Agreement, use or disclose, other than in connection with Executive’s employment with the Company, any Confidential Information to any person not employed by the Company or not authorized by the Company to receive such Confidential Information, without the prior written consent of the Company. Executive will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information. The obligations contained in this Section 5.1 will survive for as long as the Company in its sole judgment considers the information to be Confidential Information. The obligations under this Section 5.1 will not apply to any Confidential Information that is now or becomes generally available to the public through (a) no fault of Executive or (b) to Executive’s disclosure of any Confidential Information required by law or judicial or administrative process.

5.2       Proprietary Information. If Executive has possessed or possesses any proprietary information of another person or entity as a result of prior employment or relationship, Executive shall honor any legal obligation that Executive has with that person or entity with respect to such proprietary information.

Article VI.
NON-COMPETITION

6.1       Non-Competition. Subject to Sections 6.2 and 6.3, Executive agrees that during the Term of this Agreement and for a period of one (1) year following termination of his employment for any reason, Executive will not, anywhere in the world, directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with the Company which activity involves the development, distribution, sales or marketing of manufactured biomaterials containing proteins including, but not limited to, collagen-, elastin-, casein- or fibrin-containing products for any medical application. For purposes of this paragraph, “shareholder” shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange or quoted on a major stock exchange.

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6.2       Covenant Not to Recruit. Executive recognizes that the Company’s workforce constitutes an important and vital aspect of its business on a world-wide basis. Executive agrees that for a period of one (1) year following the termination of this Agreement for any reason whatsoever, he shall not solicit, or assist anyone else in the solicitation of, any of the Company’s then-current employees to terminate their employment with the Company and to become employed by any business enterprise with which the Executive may then be associated, affiliated or connected.

6.3       Judicial Modification. If any of the foregoing covenants are deemed by a court of competent jurisdiction to be unenforceable because of their scope or duration, or the area or subject matter covered thereby, the Company and Executive agree that the court making such determination shall have the power to reduce or modify the scope, duration, subject matter and/or area of such covenant to the extent that allows the maximum scope, duration, subject matter and area permitted by applicable law.

Article VII.
INVENTIONS

7.1       Assignment of Inventions. Executive shall promptly make full, written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company, and hereby irrevocably transfers and assigns, and agrees to transfer and assign, to the Company, or its designee, all his right, title and interest in and to any and all Inventions. Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of his employment with the Company and which may be protected by copyright are “Works Made For Hire” as that term is defined by the United States Copyright Act. Executive understands and agrees that the decision whether to commercialize or market any Invention developed by Executive (solely or jointly with others) is within the Company’s sole discretion and the Company’s sole benefit and that no royalty will be due to Executive as a result of the Company’s efforts to commercialize or market any such Invention.

Executive recognizes that Inventions relating to his activities while working for the Company and conceived or made by Executive, whether alone or with others, within one (1) year after cessation of Executive’s employment, may have been conceived in significant part while employed by the Company. Accordingly, Executive acknowledges and agrees that such Inventions shall be presumed to have been conceived during Executive’s employment with the Company and are to be, and hereby are, assigned to the Company unless and until Executive has established the contrary.

The requirements of this Section 7.1 do not apply to any intellectual property for which no equipment, supplies, facility or trade secret information of the Company was used, and which was developed entirely on the Executive’s own time, and (a) which does not relate (i) directly to the Company’s business or (ii) to the Company’s actual or demonstrably anticipated research and development or (b) which does not result from any work the Executive performed for the Company.

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7.2       Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions made by Executive (solely or jointly with others) during his employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

7.3       Trademark and Copyright Registrations. Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks, service marks, mask works, or any other intellectual property rights in any and all countries relating thereto, including, but not limited to, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments the Company reasonably deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such inventions, and any copyrights, patents, trademarks, service marks, mask works, or any other intellectual property rights relating thereto. Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or paper shall continue after termination or expiration of this Agreement or the cessation of his employment with the Company. If the Company is unable, because of Executive’s mental or physical incapacity or for any other reason, after reasonably diligent efforts, to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents, trademarks or copyright registrations covering inventions or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact to act for and on his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters, patents, trademarks or copyright registrations thereon with the same legal force and effect as if executed by Executive; this power of attorney shall be a durable power of attorney which shall come into existence upon Executive’s mental or physical incapacity.

7.4       Prior Inventions. Executive has identified on Exhibit A to this Agreement all Inventions relating in any way to the Company’s business or demonstrably anticipated research and development that were made by Executive prior to employment with the Company, and Executive represents that such list is complete. Executive represents that Executive has no rights in any such Inventions other than those specified in Exhibit A. If there is no such list on Exhibit A, Executive represents that Executive has made no such Inventions at the time of signing this Agreement. Executive shall not incorporate, or permit to be incorporated, any prior Invention owned by Executive or in which he has an interest in a Company product, process or machine without the Company’s prior written consent.

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Article VIII.
GENERAL PROVISIONS

8.1       No Adequate Remedy. The parties declare that it is impossible to accurately measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, other than a claim by Executive for a payment pursuant to Section 4 of this Agreement, the party against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such party shall not assert in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

8.2       Arbitration. Any claim arising out of or relating to Executive’s employment with the Company including claims: (a) arising out of termination or discipline (including constructive discharge) or any denial of promotion; (b) relating to breach of contract (express or implied); (c) relating to tort; (d) relating to wages or other compensation due; (e) relating to benefits (except claims under an employee benefit or pension plan that either (i) specifies that its claims procedures shall culminate in an arbitration procedure different from this one, or (ii) is underwritten by a commercial insurer which decides claims; (f) concerning discrimination disputes (including, but not limited to race, sex, sexual orientation, religion, national origin, age, marital status, or disability), including complaints regarding hostile work environment, or other prohibited discriminatory conduct; and (g) concerning violation of any law, statute, regulation or ordinance, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

Notwithstanding the above, claims that are not arbitrable are those for injunctive and/or other equitable relief, including but not limited to those for unfair competition and the use or disclosure of Confidential Information, as to which the Executive agrees that the Company may seek and obtain relief from a court of competent jurisdiction. Claims for workers’ compensation or unemployment compensation benefits are also excluded from this requirement for arbitration.

The aggrieved party must give written notice to the other party of any claim. The written notice shall identify and describe the nature of the claims asserted and the facts upon which such claims are based. Except for such claims listed above which are not arbitrable, for all other claims this Section 8.2 specifically includes a waiver of the right to a court trial and a trial by jury.

8.3       Successor and Assigns. This Agreement shall be binding upon the parties hereto, their heirs, devisees, legal representatives, administrators, successors and assigns. Company may assign any or all of its rights and delegate its duties under this Agreement including, without limitation, those contained in the restrictive covenants provided in Section 6 of this Agreement without the consent of Executive to any subsidiary or affiliate of Company, to the purchaser of all or substantially all of Company’s assets or stock, or any other successor to Company’s business. In such case, the covenants and agreements made by Executive herein shall inure to the benefit of and protect Company’s assigns or the successors in interest. This Agreement is personal to the Executive and may not be assigned by him. Except as provided in this Section, no party may assign or transfer his or its interests herein, or delegate his or its duties hereunder, without the written consent of the other party. Any assignment or delegation of duties in violation of this provision shall be null and void.

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8.4       Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be personally delivered or mailed via overnight courier, with written confirmation of receipt, to the Company at its registered principal office or to the Executive at the address reflected in the Company’s employment records as Executive’s address. Either party may, by notice hereunder, designate a changed address. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of delivery if personally delivered or on the business day after the date when sent if sent by overnight courier, in each case addressed to such party as provided in this Section 8.4 or in accordance with the latest unrevoked direction from such party.

8.5       Captions; Construction. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.6       Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the State of Minnesota (without regard to the conflict of laws, rules or statutes of any jurisdiction), and any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

8.7       Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

8.8       Section 409A. It is the parties’ intention that any severance payment under Section 4.2(c) of this Agreement will be exempt from the requirements of Section 409A of the Internal Revenue Code, and guidance issued thereunder (“Section 409A”) as a short term deferral under Treas. Reg. Sec. 1.409A-1(b)(4) and this Agreement shall be construed and administered in a manner consistent with such intent. Payments on account of a termination of employment may only be made upon a “separation from service” as defined under Section 409A. To the extent the payments under this Agreement are subject to Section 409A, the Agreement shall be interpreted and administered in a manner that complies with Section 409A. If at the time of the Executive’s termination of employment Executive is a “specified” employee under Section 409A, then any payment or payments of deferred compensation subject to Section 409A that are payable on account of such termination shall not be made or commenced until the first day following the earlier of (a) the expiration of the six (6)-month period measured from the date of the “separation from service”, or (b) the date of Executive’s death.

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8.9       Entire Agreement, Modification. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior employment agreements, consulting agreements or understandings of the parties hereto, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement. This Agreement may not be modified or amended except by a written instrument signed by the parties hereto.

8.10       Execution in Counterparts. This Agreement may be executed by each party in separate counterparts and by facsimile or PDF signatures, and each such duly executed counterpart shall be of the same validity, force and effect as the original.

8.11       Survival. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of Executive’s employment hereunder (including, without limitation, the provisions of Sections 3.3, 3.4, and 4.2 or beyond the termination of this Agreement (including, without limitation, the provisions of Article V, Article VI and Article VII) shall continue in full force and effect notwithstanding Executive’s termination of employment hereunder or the termination of this Agreement, respectively.

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IN WITNESS WHEREOF, the parties hereto have caused this Executive Employment Agreement to be duly executed and delivered as of the date first above written.

EXECUTIVE		PETVIVO HOLDINGS, INC.

By:	/s/ John Lai	By:	/s/ Robert J. Folkes
	John Lai		Robert J. Folkes, Chief Financial Officer

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SCHEDULE A

Prior Inventions

None